Exhibit 99.1

FOR IMMEDIATE RELEASE

Date:	January 24, 2022
Contact:	Kevin McPhaill, President/CEO
Phone:	(559) 782-4900 or (888) 454-BANK
Website Address:	www.sierrabancorp.com

SIERRA BANCORP ANNOUNCES RECORD 2021 EARNINGS

Company Release – 01/24/2022

●	Net income of $43.0 million for the year ended December 31, 2021, as compared to $35.4 million for the same period in 2020, an increase of $7.6 million or 21%.
●	Return on average assets was 1.29%, return on average equity was 12.05%, and diluted earnings per share were $2.80 for the twelve months ended 2021.
●	Deposit growth of $157.0 million, or 6% during the year ended 2021.
●	Hired several new commercial lenders with diverse experience in the fourth quarter of 2021.

PORTERVILLE, Calif –(BUSINESS WIRE)  – Sierra Bancorp (Nasdaq: BSRR), parent of Bank of the Sierra, today announced its unaudited financial results for the three-and twelve-month periods ended December 31, 2021. Sierra Bancorp reported consolidated net income in the fourth quarter of 2021 of $9.6 million, or $0.63 per diluted share, compared to net income of $9.0 million, or $0.58 per diluted share, in the fourth quarter of 2020. The Company's fourth quarter 2021 return on average assets and return on average equity was 1.10% and 10.47%, respectively, as compared to 1.12% and 10.49%, respectively, for the same comparative period in 2020.

For the year ended 2021, the Company recognized net income of $43.0 million, or $2.80 per diluted share, as compared to $35.4 million, or $2.32 per diluted share, for the same period in 2020. The Company’s financial performance metrics for the year ended 2021 include an annualized return on average assets and a return on average equity of 1.29% and 12.05%, respectively, compared to 1.22% and 10.80%, respectively, for the same period in 2020.

“We are proud of our efforts to help our customers and communities through these challenging times. Our tireless work is reflected in our fourth quarter results that complete a record-breaking year for income,” stated Kevin McPhaill, President and CEO. “Henry Ford said it best, ‘Coming together is a beginning; keeping together is progress; working together is success.’ With 2021 now complete, we look forward to opportunities in 2022 and beyond!" McPhaill concluded.

Financial Highlights

Quarterly Changes (comparisons to the fourth quarter of 2020)

●	Net income for the fourth quarter of 2021 increased $0.6 million to $9.6 million, there was a $1.2 million negative provision for loan and lease losses in the fourth quarter of 2021, lower salary and benefit costs for $0.8 million partially offset by an increase in litigation expense and related legal reserves. Compared to 2020, there was a $2.2 million provision for loan and lease losses; the $3.4 million decrease in provision being attributable to the impact of continued improvements in the overall economy, a reduction in historical loss rates, a decline in specific reserves on impaired loans, net loan recoveries in 2021, a change in the mix of loans, and lower outstanding balances of net loans and leases; lower FTE was responsible for the decrease in salaries and benefits.

Sierra Bancorp Financial Results

January 24, 2022

●	Net interest income for the fourth quarter of 2021 decreased by $2.3 million mostly due to a 57 bps decline in the yield on earning assets and a shift in mix due to higher levels of cash invested overnight with the Federal Reserve Bank and increased lower yielding investment balances.
●	Noninterest income for the fourth quarter of 2021 increased $1.1 million, or 18% due to a $0.3 million increase in debit card interchange income from increased usage, $0.4 million in life insurance proceeds and $0.3 million from the sale of underlying assets within an investment in a Small Business Investment Company. Noninterest expense for the fourth quarter of 2021 increased by $1.4 million due mostly to a $1.3 million increase in legal expenses.

Year to-Date Changes (comparisons to the year ended 2020)

●	Net income for 2021 increased by $7.6 million, or 21%. The most significant line-item changes were a $12.2 million decrease in the provision for loan and lease losses, and an increase of $4.2 million or 4% in net interest income, due mostly to higher average loan balances and a continued favorable deposit mix with cost of funds decreasing 10 bps. These items were partially offset by a $7.6 million increase in noninterest expense in 2021 as compared to the prior year due to higher salary & benefits expense, data processing expenses, debit card processing costs, and professional services expense.
●	Noninterest income for 2021 increased by $1.9 million, or 7%, due to greater interchange fee income, increases in BOLI income, and increases in the fair market value of equity securities partially offset by nonrecurring gains in 2020 from the sales of investments, and the sale of assets within a low-income housing tax credit fund in 2020 that did not reoccur in 2021.

Balance Sheet Changes (comparisons to December 31, 2020)

●	Total assets increased by $150.3 million, or 5%, to $3.4 billion, during 2021.
●	Cash and due from banks increased $186.1 million, to $257.5 million for the year due mostly to higher deposit balances coupled with lower loan balances.
●	Investment securities increased $429.3 million, or 79% to $973.3 million primarily due to bond purchases.
●	During 2020, gross loans increased by $700.5 million, or 40%. Following this tremendous loan growth in 2020, overall loan balances declined $473.4 million, or 19%. For the two-year period of 2020 and 2021, overall loan balances increased by $227.2 million, or 13%. The decline in loan balances during 2021 was due mostly to lower utilization of mortgage warehouse lines resulting in a $206.5 million decline in overall mortgage warehouse outstanding balances due primarily to reduced refinancing activity. Other significant declines included a $155.7 million decline in real estate loans mostly due to lower commercial real estate and construction loan balances, and a $99.3 million decrease in commercial and industrial loans, which was predominately due to Small Business Administration Paycheck Protection Program (“SBA PPP”) loan forgiveness.
●	Deposits totaled $2.8 billion at December 31, 2021, representing a year-to-date increase of $157.0 million, or 6%. The growth in deposits came primarily from core transaction and savings accounts, while higher-cost time and wholesale brokered deposits decreased by $159.0 million, or 31%.
●	Short-term debt decreased to $106.9 million at December 31, 2021. While overnight repurchase agreements increased $67.8 million to $106.9 million, FHLB borrowings and overnight fed funds decreased to zero, from $143.0 million.
●	Long-term debt increased to $49.1 million at December 31, 2021 from the issuance of $50 million in ten year 3.25% fixed to floating subordinated notes in the third quarter of 2021.

Sierra Bancorp Financial Results

January 24, 2022

Other financial highlights are reflected in the following table.

FINANCIAL HIGHLIGHTS
(Dollars in Thousands, Except per Share Data, Unaudited)
	At or For the			At or For the
	Three Months Ended			Twelve Months Ended
	12/31/2021	9/30/2021	12/31/2020	12/31/2021	12/31/2020
Net income	$9,621	$10,605	$8,979	$43,012	$35,444
Diluted earnings per share	$0.63	$0.69	$0.58	$2.80	$2.32
Return on average assets	1.10%	1.26%	1.12%	1.29%	1.22%
Return on average equity	10.47%	11.62%	10.49%	12.05%	10.80%

Net interest margin (tax-equivalent)	3.31%	3.46%	3.91%	3.56%	3.95%
Yield on average loans and leases	4.59%	4.61%	4.41%	4.57%	4.65%
Cost of average total deposits	0.08%	0.08%	0.09%	0.09%	0.16%
Efficiency ratio (tax-equivalent)¹	64.86%	59.75%	58.68%	59.92%	57.18%

Total assets	$3,371,014	$3,442,739	$3,220,742	$3,371,014	$3,220,742
Loans & leases net of deferred fees	$1,987,861	$2,137,214	$2,459,964	$1,987,861	$2,459,964
Noninterest demand deposits	$1,084,544	$1,111,411	$943,664	$1,084,544	$943,664
Total deposits	$2,781,572	$2,820,646	$2,624,606	$2,781,572	$2,624,606
Noninterest-bearing deposits over total deposits	39.0%	39.4%	36.0%	39.0%	36.0%

Shareholders' equity / total assets	10.8%	10.6%	10.7%	10.8%	10.7%
Tangible Common equity ratio	9.9%	9.8%	9.8%	9.9%	9.8%
Book value per share	$23.74	$23.70	$22.35	$23.74	$22.35
Tangible book value per share	$21.73	$21.69	$20.29	$21.73	$20.29

(1) Noninterest expense as a percentage of the sum of net interest income and noninterest income excluding net gains (losses) from securities.

INCOME STATEMENT HIGHLIGHTS

Net Interest Income

Net interest income was $26.6 million, for the fourth quarter of 2021, a $2.3 million decrease, or 8% over the fourth quarter of 2020, and increased $4.2 million, or 4% to $109.0 million for the year ended 2021 relative to the same period in 2020.

For the fourth quarter of 2021, growth in average interest-earning assets totaled $267.2 million, or 9%, as compared to the fourth quarter of 2020. The yield on these balances was 57 basis points lower for the same period due mostly to a shift in the mix of earning assets to lower yielding investment securities, and cash held overnight at the Federal Reserve Bank.

Net interest income for the comparative year-to-date periods increased due to a $415.4 million, or 15%, growth in average interest-earning assets. The yield on these average balances was 46 basis points lower for the same period but was partially offset by a 10 basis point drop in interest paid on liabilities. The net impact of this lower rate was a 39 basis point decrease in our net interest margin for the year ending December 31, 2021 as compared to the same period in 2020.

Loan income during the fourth quarter 2021 included $0.5 million related to fee income, net of origination costs, recognized on SBA PPP loans. Similarly, SBA PPP loan fees, net of origination costs of $3.8 million were recognized for the year ended December 31, 2021. At December 31, 2021, approximately $1.1 million of unearned fees, net of origination costs related to SBA PPP loans remains on the balance sheet.

At December 31, 2021, approximately 20% of the bank’s loan portfolio is scheduled to mature or reprice within twelve months with another 11% repricing within three years. In addition, approximately $332 million of the securities portfolio consists of floating rate bonds.

Sierra Bancorp Financial Results

January 24, 2022

Interest expense was $1.3 million for the fourth quarter of 2021, an increase of $0.4 million, or 43%, relative to the fourth quarter of 2020. For the year ended 2021, compared to the same period in 2020, interest expense declined $1.4 million, or 25%, to $4.1 million. The increase in interest expense for the quarterly comparison is attributable to the issuance of subordinated notes, as the interest expense on deposit accounts was mainly flat. For the year ended 2021, compared to the year ended 2020, the average balance of higher cost time deposits fell by $58.6 million or 12%, while lower or no cost transaction and savings accounts increased $430.0 million or 22%, contributing to the positive year to date variance.

Our net interest margin was significantly impacted by the additional overnight cash balances resulting from increased liquidity from deposit growth in 2021 coupled with lower loan balances. This additional liquidity was deployed in overnight funding and lower yielding investment bonds. Average overnight cash balances were $311.3 million during the fourth quarter 2021 and $269.9 million for the year ended December 31, 2021. This overnight funding earned an average rate of 15 and 14 basis points, respectively, for the fourth quarter and year ended December 31, 2021. The average balance of investment accounts increased $315.6 million for the fourth quarter of 2021 as compared to the same period in 2020 and $69.9 million for the year ended 2021 as compared to the year ended 2020. The yield on investment balances declined 65 bps for the fourth quarter of 2021 as compared to the same period in 2020 and declined 67 bps for the year ended December 31, 2021 as compared to the same period in 2020.

Provision for Loan and Lease Losses

The Company recorded a net benefit related to loan and lease loss provision of $1.2 million in the fourth quarter of 2021 relative to a provision of $2.2 million in the fourth quarter of 2020, and a year-to-date net benefit for loan and lease loss provision of $3.7 million in 2021 as compared to $8.6 million loan and lease loss provision expense for the same period in 2020. The Company's $3.4 million, favorable decline in provision for loan and lease losses in the fourth quarter of 2021 as compared to the fourth quarter of 2020, and the $12.2 million favorable decrease, for the year ending 2021 compared to the same period in 2020 is due mostly to lower historical loan loss rates, a decline in outstanding balances on loans, a change in the mix of loans, and net year-to-date 2021 recoveries of previously charged-off loan balances. During 2021, management adjusted its qualitative risk factors under our current incurred loss model for improved economic conditions, improvements in the severity and volume of past due loans, and a reduction in the level of concentrations of credit in non-owner occupied real estate loans.

The Company elected to defer the adoption of the Current Expected Credit Loss ("CECL") accounting method under Financial Accounting Standards Board (FASB) Accounting Standards Update 2016-03 and related amendments, Financial Instruments – Credit Losses (Topic 326) to January 1, 2022. The Company’s decision to defer the adoption of CECL was done primarily to provide additional time to better assess the impact of the COVID-19 pandemic on the expected lifetime credit losses. At the time the decision was made, there was a significant change in economic uncertainty on the local, regional, and national levels as a result of local and state stay-at-home orders, as well as relief measures provided at a national, state, and local level. Further, the Company has taken actions to serve our communities during the pandemic, including permitting short-term payment deferrals to current customers, as well as originating bridge loans and SBA PPP loans. Upon adoption of CECL, the Company was required to make an adjustment to equity, net of taxes, equal to the difference between the allowance for credit losses calculated under the CECL method and the allowance for loan and lease losses as calculated under the incurred loss method as of December 31, 2021. Therefore, on January 1, 2022, the Company recorded a $10.4 million increase in the allowance for credit losses, which includes a $0.9 million reserve for unfunded commitments as an adjustment to equity, net of deferred taxes.

Noninterest Income

Total noninterest income reflects increases of $1.1 million, or 18%, for the quarter ended December 31, 2021 as compared to the same quarter in 2020, and $1.9 million, or 7% for the year ended December 31, 2021 as compared to the same period in 2020. The quarterly and year-to-date comparisons were primarily impacted by higher interchange income, life insurance proceeds and a gain on the sale of underlying limited partnership assets, however, the comparable year-to-date periods also included an increase of $0.4 million in the valuation gain of restricted equity investments owned by the Company, a $0.4 million favorable fluctuation in income on Bank-Owned Life Insurance (BOLI)

Sierra Bancorp Financial Results

January 24, 2022

associated with deferred compensation plans, and a $0.6 million favorable change in low-income housing tax credit fund expenses. The year-to-date increases were offset by a $0.4 million gain on the sale of debt securities from the restructuring of the portfolio in 2020 and a $1.6 million nonrecurring gain on the wrap up of low-income housing tax credit funds also in 2020.

Service charges on customer deposit account income increased $0.2 million, or 5%, to $3.2 million in the fourth quarter of 2021 as compared to the fourth quarter of 2020. This increase is primarily due to increases in analysis fee and overdraft income during the comparable periods. This service charge income was $0.1 million higher, or 1%, for the year ending December 31, 2021, as compared to the same period in 2020. The increase for the year-to-date comparison is primarily a result of increases in ATM fees and service charges on money service business accounts partially offset by decreases in overdraft income.

Noninterest Expense

Total noninterest expense increased by $1.4 million, or 7%, in the fourth quarter of 2021 relative to the fourth quarter of 2020, and by $7.6 million, or 10%, for the year ended 2021 as compared to the same period in 2020.

Salaries and Benefits were $0.8 million, or 7%, lower in the fourth quarter of 2021 as compared to the fourth quarter of 2020 and $2.3 million, or 6%, higher for the year ended 2021 compared to the same period in 2020. Overall full-time equivalent employees were 480 at December 31, 2021 as compared to 501 at December 31, 2020. This decline accounted for the favorable quarterly variance while a $2.3 million decline in salary expense deferrals related to the decrease in loan originations were primarily responsible for the negative year to date variance.

Occupancy expenses were $0.1 million lower for the fourth quarter of 2021 as compared to the same quarter in 2020 and unchanged for the year ended 2021 as compared to the same period in 2020. The primary reason for decrease in the quarterly comparison was the closure of five branch facilities earlier in the year, which included the early termination of two leases immediately.

Other noninterest expense increased $2.3 million, or 32% for the fourth quarter 2021 as compared to the fourth quarter in 2020, and increased $5.4 million, or 21% for the year ended 2021 as compared to the same period in 2020. The variance for the fourth quarter of 2021 compared to the same period in 2020 was primarily driven by an increase of $1.7 million in legal and accounting costs due mostly to an increase in legal costs, related legal reserves, and additional costs related to the outsourcing of certain audit functions. Additionally, there were increases of $0.2 million in data processing costs resulting from increases in core banking system expenses, and $0.4 million in increase in debit card processing costs due to higher debit card usage. These higher costs were partially offset by a $0.2 million decrease in foreclosed assets costs, due to the sale of all but two bank owned properties and a $0.2 million decrease in ATM servicing costs. For the year-over-year comparison the categories of increase were the same as with the quarterly comparison, along with increases in FDIC assessments for $0.4 million, a $0.3 million in data communications, and a $0.4 million increase in director’s expense, $0.2 million of which is linked to the changes in BOLI income, partially offset by a $0.4 million decrease in ATM servicing costs. All of the Company’s ATM machines were either upgraded or replaced in 2021, resulting in lower servicing costs.

The Company's provision for income taxes was 24.2% of pre-tax income in the fourth quarter of 2021 relative to 24.6% in the fourth quarter of 2020, and 24.8% of pre-tax income for the year ended December 31, 2021 relative to 23.8% for the same period in 2020. The increase in effective tax rate in the fourth quarter and year to date 2021 is due to tax credits and tax-exempt income representing a smaller percentage of total taxable income.

Balance Sheet Summary

Balance sheet changes for the year ended December 31, 2021 include an increase in total assets of $150.3 million, or 5%, primarily a result of increases in cash and due from banks and investments securities of $186.1 million and $429.3 million, respectively, net of a $468.6 million decrease in net loan balances.

Sierra Bancorp Financial Results

January 24, 2022

The increase in investment securities of $429.3 million in 2021 consisted primarily of increases in municipal bonds of $76.5 million, corporate securities of $28.5 million, and AAA and AA tranches of collateralized loan obligations of $332.2 million. The purchases of AAA and AA tranches of collateralized loan obligations (“CLOs”) in 2021 is primarily a balance sheet diversification strategy as management continues to utilize available liquidity. In addition to providing asset class diversification given the high level of real estate backed earning assets on the balance sheet, these floating rate CLOs are more asset sensitive which complements the longer-term fixed-rate earning assets.

Gross loan balances decreased $473.4 million during the year ended December 31, 2021, primarily as a result of a $206.5 million decline in mortgage warehouse line utilization, an $87.6 million decline in SBA PPP loans due mostly to forgiveness of such loans, and a net decrease of $155.7 million in real estate secured loans, primarily from construction and other commercial real estate loans.

During 2021, in an effort to reduce its concentration risk, the Company strategically lowered its regulatory commercial real estate concentration ratio from 378% at December 31, 2020 to 248% at December 31, 2021. The ratio at December 31, 2021 would have been 265% if not for a $25.0 million capital infusion from the Company to the Bank in the fourth quarter of 2021. During 2022, the Company expects the ratio to increase.

The overall decline in real estate secured loans during 2021 was partially offset by an increase of $149.6 million in 1-4 family residential real estate loans due to the $208.0 million purchase of mortgage loans during the second half of 2021. These loan purchases were designed as a bridge to organic loan growth as the Bank’s core loan pipeline continues to improve with the recent hiring of strategic lending team lift-outs as detailed below:

●	The Bank’s mortgage warehouse team program will be refreshed and rebuilt under the direction and leadership of a new Mortgage Warehouse Market President, Tim McAvenia, who was hired for this role in the fourth quarter of 2021.
●	The Real Estate Industries Group (REIG) hired two new commercial real estate loan officers who are expected to continue the Bank’s commitment to serving the commercial real estate markets. John Penrith, VP & Commercial Loan Officer and Sean Hart, VP & Senior Commercial Loan Officer were appointed to complement the REIG. In addition, further lending teams are currently being recruited along with additional underwriters to support the REIG.
●	Expansion of the agricultural lending and commercial & industrial (C&I) lending capabilities of the Bank is a key third element. In December 2021, Matt Dusi was hired as the new Agricultural and Commercial Lending President. Matt is actively recruiting additional lenders to expand the Agricultural and C&I teams with key lender lift outs across our footprint. Like the other groups, these relationship managers will be complemented with a team of portfolio managers who will assist with underwriting support, portfolio management, and identification of opportunities for additional credit extensions. It is recognized that we cannot rely upon relationship managers alone for loan growth. Instead, a full team to support prudently underwritten loans is needed to minimize risk.

Unused commitments, excluding mortgage warehouse and consumer overdraft lines, were $242.3 million at December 31, 2021, compared to $260.0 million at December 31, 2020. Total line utilization, excluding mortgage warehouse and consumer overdraft lines, was 55% at December 31, 2021 and 57% at December 31, 2020. Mortgage warehouse utilization declined significantly to 33% at December 31, 2021, as compared to 71% at December 31, 2020.

The Company participated in the SBA PPP as authorized by the CARES Act. We began accepting and funding loans under this program in April 2020. There were 438 loans for $31.8 million outstanding at December 31, 2021, compared to 1,274 loans for $117.2 million at December 31, 2020. There were 723 new SBA PPP loans for $49.6 million made during the year ended December 31, 2021. During the same period the SBA forgave $137.9 million of SBA PPP loans and honored their guaranty for $0.7 million.

Sierra Bancorp Financial Results

January 24, 2022

Deposit balances reflect growth of $157.0 million, or 6%, during the year ended December 31, 2021. Core non-maturity deposits increased by $316.0 million, or 15%, while customer time deposits decreased by $119.1 million, or 29%. Wholesale brokered deposits decreased by $40.0 million to $60.0 million. Overall noninterest-bearing deposits as a percent of total deposits at December 31, 2021, increased to 39.0%, as compared to 36.0% at December 31, 2020.

Other interest-bearing liabilities of $106.9 million on December 31, 2021 consists exclusively of customer repurchase agreements. Other interest-bearing liabilities at December 31, 2020 of $182.0 million consisted of $100.0 million of fed funds purchased, $39.1 million of customer repurchase agreements, $37.9 million of FHLB overnight borrowings and $5.0 million of FHLB short term borrowings.

Long term debt increased to $49.1 million for the year ended December 31, 2021, from the issuance of $50 million in 3.25% fixed – floating subordinated debt with a ten-year maturity in the third quarter of 2021. The Company contributed $25 million of additional capital to the Bank in the fourth quarter of 2021 and is utilizing the remainder of the funds for general corporate purposes, which includes repurchasing shares of common stock, among other things.

Additionally, subordinated debentures totaled $35.3 million and $35.1 million at December 31, 2021 and December 31, 2020, respectively, in the form of long-term borrowings from trust subsidiaries formed specifically to issue trust preferred securities.

The Company continues to have substantial liquidity. At December 31, 2021, and December 31, 2020, the Company had the following sources of primary and secondary liquidity ($ in thousands):

Primary and Secondary Liquidity Sources	December 31, 2021	December 31, 2020
Cash and due from banks	$257,528	$71,417
Unpledged investment securities	806,132	311,983
Excess pledged securities	47,024	52,892
FHLB borrowing availability	787,519	535,404
Unsecured lines of credit	305,000	230,000
Funds available through fed discount window	50,608	58,127
Totals	$2,253,811	$1,259,823

Total capital of $362.5 million at December 31, 2021 reflects an increase of $18.6 million, or 5%, relative to year-end 2020. The increase in equity during the year ended December 31, 2021 was due to the addition of $43.0 million in net income, offset by a $7.2 million unfavorable swing in accumulated other comprehensive income/loss, $13.2 million in dividends paid, and $5.2 million in share repurchases. The remaining difference is related to stock options exercised and restricted stock granted during the year.

Asset Quality

Total nonperforming assets, comprised of nonaccrual loans and foreclosed assets, decreased by $4.0 million to $4.6 million for the year ended December 31, 2021. The Company's ratio of nonperforming loans to gross loans decreased to 0.23% at December 31, 2021 from 0.31% at December 31, 2020. All of the Company's impaired assets are periodically reviewed and are either well-reserved based on current loss expectations or are carried at the fair value of the underlying collateral, net of expected disposition costs.

The Company's allowance for loan and lease losses was $14.3 million at December 31, 2021, as compared to a balance of $17.7 million at December 31, 2020. The allowance was 0.72% of total loans at both December 31, 2021 and December 31, 2020.

The $3.5 million decrease in the allowance for loan and lease losses during the year ended December 31, 2021, resulted from the $3.7 million benefit associated with loan and lease loss provision combined with net loan recoveries of previously charged off loan balances for $0.2 million. For further information regarding the Company's decision to defer the implementation of CECL under Section 4014 of the CARES Act, as well as further detail on the decrease loan and

Sierra Bancorp Financial Results

January 24, 2022

lease loss provision during the fourth quarter and year ended 2021, please see the discussion above under Provision for Loan and Lease Losses.

Management's detailed analysis indicates that the Company's allowance for loan and lease losses should be sufficient to cover credit losses inherent in loan and lease balances outstanding as of December 31, 2021, but no assurance can be given that the Company will not experience substantial future losses relative to the size of the loan and lease loss allowance.

The Company provided loan modification deferrals to customers under Section 4013 of the CARES Act, which are not treated as troubled debt restructured loans. As of December 31, 2021, we had three remaining loans for one customer relationship totaling $10.4 million. All of these loans are fully secured by real estate collateral.

About Sierra Bancorp

Sierra Bancorp is the holding company for Bank of the Sierra (www.bankofthesierra.com), which is in its 45th year of operations and is the largest independent bank headquartered in the South San Joaquin Valley. Bank of the Sierra is a community-centric regional bank, which offers a broad range of retail and commercial banking services through full-service branches located within the counties of Tulare, Kern, Kings, Fresno, Ventura, San Luis Obispo and Santa Barbara. The Bank also maintains an online branch and provides specialized lending services through an agricultural credit center, an SBA center and a dedicated loan production office in Roseville, California. In 2021, Bank of the Sierra was recognized as one of the strongest community banks in the country, with a 5-star rating from Bauer Financial.

Forward-Looking Statements

The statements contained in this release that are not historical facts are forward-looking statements based on management's current expectations and beliefs concerning future developments and their potential effects on the Company. Readers are cautioned not to unduly rely on forward-looking statements. Actual results may differ from those projected. These forward-looking statements involve risks and uncertainties including but not limited to our borrowers' actual payment performance as loan deferrals related to the COVID-19 pandemic expire, changes to statutes, regulations, or regulatory policies or practices as a result of, or in response to COVID-19, including the potential adverse impact of loan modifications and payment deferrals implemented consistent with recent regulatory guidance, the health of the national and local economies, the Company's ability to attract and retain skilled employees, customers' service expectations, the Company's ability to successfully deploy new technology, the success of acquisitions and branch expansion, changes in interest rates, loan portfolio performance, and other factors detailed in the Company's SEC filings, including the "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of the Company's most recent Form 10-K and Form 10-Q.

Sierra Bancorp Financial Results

January 24, 2022

STATEMENT OF CONDITION
(Dollars in Thousands, Unaudited)

ASSETS	12/31/2021	9/30/2021	6/30/2021	3/31/2021	12/31/2020
Cash and due from banks	$257,528	$422,350	$373,902	$346,211	$71,417
Investment securities	973,314	732,312	607,474	552,931	543,974
Real estate loans
1-4 family residential construction	21,369	34,720	37,165	36,818	48,565
Other construction/land	25,299	25,512	27,682	50,433	71,980
1-4 family - closed-end	289,457	220,240	106,599	126,949	139,836
Equity lines	26,588	31,341	33,334	36,276	38,075
Multi-family residential	53,458	55,628	58,230	58,324	61,865
Commercial real estate - owner occupied	334,446	345,116	359,021	359,777	343,199
Commercial real estate - non-owner occupied	882,888	995,921	1,048,153	1,071,532	1,062,498
Farmland	106,706	124,446	125,783	126,157	129,905
Total real estate loans	1,740,211	1,832,924	1,795,967	1,866,266	1,895,923
Agricultural production loans	33,990	43,296	42,952	45,476	44,872
Commercial & industrial	109,791	132,292	150,632	183,762	209,048
Mortgage warehouse lines	101,184	126,486	150,351	187,940	307,679
Consumer loans	4,550	4,828	4,894	5,024	5,589
Gross loans & leases	1,989,726	2,139,826	2,144,796	2,288,468	2,463,111
Deferred loan & lease fees	(1,865)	(2,612)	(3,835)	(3,717)	(3,147)
Allowance for loan & lease losses	(14,256)	(15,617)	(16,421)	(18,319)	(17,738)
Net loans & leases	1,973,605	2,121,597	2,124,540	2,266,432	2,442,226

Bank premises & equipment	23,571	24,490	25,949	26,795	27,505
Other assets	142,996	141,990	140,183	133,668	135,620
Total assets	$3,371,014	$3,442,739	$3,272,048	$3,326,037	$3,220,742

LIABILITIES & CAPITAL
Noninterest demand deposits	$1,084,544	$1,111,411	$1,073,833	$1,020,350	$943,664
Interest-bearing transaction accounts	744,553	765,823	752,137	770,271	668,346
Savings deposits	450,785	451,248	435,076	415,230	368,420
Money market deposits	147,793	141,348	133,977	136,653	131,232
Customer time deposits	293,897	290,816	295,891	411,388	412,944
Wholesale brokered deposits	60,000	60,000	85,000	100,000	100,000
Total deposits	2,781,572	2,820,646	2,775,914	2,853,892	2,624,606

Long-term debt	49,141	49,221	-	-	-
Junior subordinated debentures	35,302	35,258	35,213	35,169	35,124
Other interest-bearing liabilities	106,937	92,553	70,535	56,527	182,038
Total deposits & interest-bearing liabilities	2,972,952	2,997,678	2,881,662	2,945,588	2,841,768

Other liabilities	35,568	80,554	32,657	32,468	35,078
Total capital	362,494	364,507	357,729	347,981	343,896
Total liabilities & capital	$3,371,014	$3,442,739	$3,272,048	$3,326,037	$3,220,742

Sierra Bancorp Financial Results

January 24, 2022

GOODWILL & INTANGIBLE ASSETS
(balances in $000's, unaudited)
	12/31/2021	9/30/2021	6/30/2021	3/31/2021	12/31/2020
Goodwill	$27,357	$27,357	$27,357	$27,357	$27,357
Core deposit intangible	3,275	3,527	3,780	4,038	4,307
Total intangible assets	$30,632	$30,884	$31,137	$31,395	$31,664

CREDIT QUALITY
(balances in $000's, unaudited)
	12/31/2021	9/30/2021	6/30/2021	3/31/2021	12/31/2020
Non-accruing loans	$4,522	$6,788	$7,276	$8,599	$7,598
Foreclosed assets	93	93	774	945	971
Total nonperforming assets	$4,615	$6,881	$8,050	$9,544	$8,569

Performing TDR's (not included in NPA's)	$4,910	$5,509	$10,774	$10,596	$11,382
Net (recoveries) charge offs	$(168)	$(329)	$(533)	$(331)	$735

Past due & still accruing (30-89)	$2,013	$380	$3,197	$2,991	$1,656
Loans deferred under CARES act	$10,411	$10,411	$10,411	$22,437	$29,500

Non-performing loans to gross loans	0.23%	0.32%	0.34%	0.38%	0.31%
NPA's to loans plus foreclosed assets	0.23%	0.32%	0.38%	0.42%	0.35%
Allowance for loan losses to loans	0.72%	0.73%	0.77%	0.80%	0.72%

SELECT PERIOD-END STATISTICS
(unaudited)
	12/31/2021	9/30/2021	6/30/2021	3/31/2021	12/31/2020
Shareholders’ equity / total assets	10.8%	10.6%	10.9%	10.5%	10.7%
Gross loans / deposits	71.5%	75.9%	77.3%	80.2%	93.8%
Non-interest bearing deposits / total deposits	39.0%	39.4%	38.7%	35.8%	36.0%

Sierra Bancorp Financial Results

January 24, 2022

CONSOLIDATED INCOME STATEMENT
(Dollars in Thousands, Unaudited)	Qtr Ended:			Year Ended:
	12/31/2021	9/30/2021	12/31/2020	12/31/2021	12/31/2020
Interest income	$27,897	$27,629	$29,762	$113,076	$110,243
Interest expense	1,331	913	930	4,050	5,408
Net interest income	26,566	26,716	28,832	109,026	104,835

(Benefit) provision for loan & lease losses	(1,200)	(600)	2,200	(3,650)	8,550
Net interest income after provision	27,766	27,316	26,632	112,676	96,285

Service charges	3,169	3,186	3,013	11,846	11,765
BOLI income	203	1,048	415	2,648	2,412
Gain on investments	-	11	-	11	390
Other noninterest income	3,730	3,290	2,611	13,574	11,583
Total noninterest income	7,102	7,535	6,039	28,079	26,150

Salaries & benefits	10,237	10,618	11,042	42,431	40,178
Occupancy expense	2,366	2,359	2,452	9,837	9,842
Other noninterest expenses	9,572	7,898	7,263	31,288	25,892
Total noninterest expense	22,175	20,875	20,757	83,556	75,912

Income before taxes	12,693	13,976	11,914	57,199	46,523
Provision for income taxes	3,072	3,371	2,935	14,187	11,079
Net income	$9,621	$10,605	$8,979	$43,012	$35,444

TAX DATA
Tax-exempt municipal income	$1,761	$1,578	$1,475	$6,218	$5,707
Interest income - fully tax equivalent	$28,365	$28,048	$30,154	$114,729	$111,760

Sierra Bancorp Financial Results

January 24, 2022

PER SHARE DATA
(unaudited)	Qtr Ended:			Year Ended:
	12/31/2021	9/30/2021	12/31/2020	12/31/2021	12/31/2020
Basic earnings per share	$0.63	$0.70	$0.59	$2.82	$2.33
Diluted earnings per share	$0.63	$0.69	$0.58	$2.80	$2.32
Common dividends	$0.22	$0.22	$0.20	$0.87	$0.80

Weighted average shares outstanding	15,226,834	15,257,367	15,222,044	15,241,957	15,216,749
Weighted average diluted shares	15,297,414	15,343,543	15,456,984	15,353,445	15,280,325

Book value per basic share (EOP)	$23.74	$23.70	$22.35	$23.74	$22.35
Tangible book value per share (EOP)	$21.73	$21.69	$20.29	$21.73	$20.29

Common shares outstanding (EOP)	15,270,010	15,382,518	15,388,423	15,270,010	15,388,423

KEY FINANCIAL RATIOS
(unaudited)	Qtr Ended:			Year Ended:
	12/31/2021	9/30/2021	12/31/2020	12/31/2021	12/31/2020
Return on average equity	10.47%	11.62%	10.49%	12.05%	10.80%
Return on average assets	1.10%	1.26%	1.12%	1.29%	1.22%
Net interest margin (tax-equivalent)	3.31%	3.46%	3.91%	3.56%	3.95%
Efficiency ratio (tax-equivalent)¹	64.86%	59.75%	58.68%	59.92%	57.18%
Net charge-offs (recoveries) to avg loans (not annualized)	0.01%	0.01%	0.00%	(0.01)%	0.04%

(1) Noninterest expense as a percentage of the sum of net interest income and noninterest income excluding net gains (losses) from securities.

NON-GAAP FINANCIAL MEASURES
(Unaudited)
	12/31/2021	9/30/2021	12/31/2020
Total stockholders' equity	$362,494	$364,507	$343,896
Less: goodwill and other intangible assets	30,632	30,884	31,664
Tangible common equity	$331,862	$333,623	$312,232

Total assets	$3,371,014	$3,442,739	$3,220,742
Less: goodwill and other intangible assets	30,632	30,884	31,664
Tangible assets	$3,340,382	$3,411,855	$3,189,078

Common shares outstanding	15,270,010	15,382,518	15,388,423

Book value per common share	$23.74	$23.70	$22.35
Tangible book value per common share	$21.73	$21.69	$20.29
Equity ratio - GAAP (total stockholders' equity / total assets)	10.75%	10.59%	10.68%
Tangible common equity ratio (tangible common equity / tangible assets)	9.93%	9.78%	9.79%

Sierra Bancorp Financial Results

January 24, 2022

NONINTEREST INCOME/EXPENSE
(Dollars in Thousands, Unaudited)
	For three months ended:			For twelve months ended:
Noninterest income:	12/31/2021	9/30/2021	12/31/2020	12/31/2021	12/31/2020
Service charges on deposit accounts	$3,169	$3,186	$3,013	$11,846	$11,765
Checkcard fees	2,165	2,192	1,840	8,485	7,023
Bank-owned life insurance	203	1,048	415	4,797	2,412
Other service charges and fees	992	708	871	2,648	4,084
Gain on sale of securities	—	11	—	11	390
Loss on tax credit investment	(133)	—	(158)	(524)	(1,189)
Other	706	390	58	816	1,665
Total noninterest income	$7,102	$7,535	$6,039	$28,079	$26,150
As a % of average interest earning assets (1)	0.87%	0.96%	0.81%	0.90%	0.97%

Noninterest expense:
Salaries and employee benefits	$10,237	$10,618	$11,042	$42,431	$40,178
Occupancy costs
Furniture & equipment	409	406	447	1,720	2,028
Premises	1,957	1,953	2,005	8,117	7,814
Advertising and marketing costs	539	370	539	1,521	1,889
Data processing costs	1,481	1,470	1,295	5,890	4,661
Deposit services costs	2,298	2,402	2,223	9,049	8,483
Loan services costs
Loan processing	158	109	228	501	880
Foreclosed assets	(6)	(19)	(170)	72	253
Other operating costs
Telephone & data communications	431	534	456	2,013	1,775
Postage & mail	56	60	57	308	321
Other	906	470	558	2,176	1,647
Professional services costs
Legal & accounting	2,703	966	988	4,794	1,989
Other professional service	796	1,320	819	4,015	2,990
Stationery & supply costs	85	107	104	345	446
Sundry & tellers	125	109	166	604	558
Total noninterest expense	$22,175	$20,875	$20,757	$83,556	$75,912
As a % of average interest earning assets (1)	2.72%	2.66%	2.77%	2.69%	2.82%
Efficiency ratio (2)(3)	64.86%	59.75%	58.68%	59.92%	57.18%
(1)	Annualized.
(2)	Tax equivalent.
(3)	Noninterest expense as a percentage of the sum of net interest income and noninterest income excluding net gains (losses) from securities and bank owned life insurance income.

Sierra Bancorp Financial Results

January 24, 2022

AVERAGE BALANCES AND RATES
(Dollars in Thousands, Unaudited)	For the quarter ended			For the quarter ended			For the quarter ended
	December 31, 2021			September 30, 2021			December 31, 2020
	Average Balance (1)	Income/ Expense	Yield/ Rate (2)	Average Balance (1)	Income/ Expense	Yield/ Rate (2)	Average Balance (1)	Income/ Expense	Yield/ Rate (2)
Assets
Investments:
Federal funds sold/interest-earning due from's	$ 311,386	$ 120	0.15%	$ 379,597	$ 146	0.15%	$ 4,071	$ 2	0.20%
Taxable	593,959	2,403	1.61%	389,524	1,679	1.71%	338,554	1,657	1.95%
Non-taxable	285,811	1,679	2.95%	259,996	1,578	3.05%	225,583	1,461	3.26%
Total investments	1,191,156	4,202	1.55%	1,029,117	3,403	1.47%	568,208	3,120	2.46%

Loans and Leases: (3)
Real estate	1,794,285	20,864	4.61%	1,775,611	20,805	4.65%	1,866,418	21,629	4.61%
Agricultural Production	38,191	361	3.75%	43,243	410	3.76%	45,143	418	3.68%
Commercial	118,159	1,457	4.89%	140,105	1,796	5.09%	213,725	2,077	3.87%
Consumer	4,720	237	19.92%	4,862	205	16.73%	5,873	239	16.19%
Mortgage warehouse lines	90,736	747	3.27%	118,036	982	3.30%	270,401	2,250	3.31%
Other	1,430	29	8.05%	1,463	28	7.59%	1,617	29	7.13%
Total loans and leases	2,047,521	23,695	4.59%	2,083,320	24,226	4.61%	2,403,177	26,642	4.41%
Total interest earning assets (4)	3,238,677	27,897	3.47%	3,112,437	27,629	3.58%	2,971,385	29,762	4.04%
Other earning assets	21,425			15,713			20,092
Non-earning assets	206,344			212,116			202,996
Total assets	$ 3,466,446			$ 3,340,266			$ 3,194,473

Liabilities and shareholders' equity
Interest bearing deposits:
Demand deposits	$ 131,810	$ 80	0.24%	$ 148,175	$ 86	0.23%	$ 123,717	$ 69	0.22%
NOW	615,245	112	0.07%	605,620	115	0.08%	536,127	93	0.07%
Savings accounts	451,369	65	0.06%	443,406	63	0.06%	366,080	52	0.06%
Money market	146,174	25	0.07%	139,433	26	0.07%	129,536	27	0.08%
Time Deposits	291,516	241	0.33%	293,379	248	0.31%	416,069	310	0.30%
Wholesale Brokered Deposits	60,000	49	0.32%	72,283	53	0.29%	53,750	28	0.21%
Total interest bearing deposits	1,696,114	572	0.13%	1,702,296	591	0.14%	1,625,279	579	0.14%
Borrowed funds:
Other Interest-Bearing Liabilities	98,326	86	0.35%	79,132	41	0.21%	175,025	98	—
Long-Term Debt	49,156	430	3.47%	3,812	38	3.95%	—	—	—
Subordinated Debentures	35,276	243	2.73%	35,229	243	2.74%	35,098	253	2.87%
Total borrowed funds	147,482	516	1.65%	118,173	322	1.08%	210,123	351	0.66%
Total interest bearing liabilities	1,878,872	1,331	0.28%	1,820,469	913	0.20%	1,835,402	930	0.20%
Demand deposits - Noninterest bearing	1,120,323			1,104,506			979,593
Other liabilities	102,838			53,134			39,106
Shareholders' equity	364,413			362,157			340,372
Total liabilities and shareholders' equity	$ 3,466,446			$ 3,340,266			$ 3,194,473

Interest income/interest earning assets			3.47%			3.58%			4.04%
Interest expense/interest earning assets			0.16%			0.12%			0.13%
Net interest income and margin (5)		$ 26,566	3.31%		$ 26,716	3.46%		$ 28,832	3.91%

(1)	Average balances are obtained from the best available daily or monthly data and are net of deferred fees and related direct costs.
(2)	Yields and net interest margin have been computed on a tax equivalent basis utilizing a 21% effective tax rate.
(3)	Loans are gross of the allowance for possible loan losses. Loan fees have been included in the calculation of interest income. Net loan fees and loan acquisition FMV amortization were $0.8 million and $1.0 million for the quarters ended December 31, 2021 and 2020, respectively, and $1.0 million for the quarter ended September 30, 2021.
(4)	Non-accrual loans have been included in total loans for purposes of computing total earning assets.
(5)	Net interest margin represents net interest income as a percentage of average interest-earning assets.

Sierra Bancorp Financial Results

January 24, 2022

AVERAGE BALANCES AND RATES
(Dollars in Thousands, Unaudited)
	Year Ended December 31,
	2021			2020			2019
	Average	Income/	Yield/	Average	Income/	Yield/	Average	Income/	Yield/
Assets	Balance(1)	Expense	Rate(2)	Balance(1)	Expense	Rate(2)	Balance(1)	Expense	Rate(2)
Investments:
Federal funds sold/due from banks	$269,932	$370	0.14%	$25,228	$156	0.62%	$16,346	$376	2.30%
Taxable	406,790	7,239	1.78%	379,024	8,199	2.16%	423,453	10,139	2.39%
Non-taxable	258,472	6,218	3.05%	216,387	5,707	3.34%	160,787	4,534	3.57%
Total investments	935,194	13,827	1.66%	620,639	14,062	2.51%	600,586	15,049	2.71%
Loans and Leases: (3)
Real estate	1,818,362	84,074	4.62%	1,610,686	79,175	4.92%	1,440,465	79,777	5.54%
Agricultural	42,866	1,598	3.73%	47,299	1,887	3.99%	50,042	2,973	5.94%
Commercial	153,880	7,828	5.09%	179,924	6,738	3.74%	117,679	5,918	5.03%
Consumer	4,993	831	16.64%	6,584	1,069	16.24%	8,497	1,340	15.77%
Mortgage warehouse	147,996	4,807	3.25%	221,319	7,135	3.22%	134,171	5,695	4.24%
Other	1,485	111	7.47%	2,878	177	6.15%	2,894	195	6.74%
Total loans and leases	2,169,582	99,249	4.57%	2,068,690	96,181	4.65%	1,753,748	95,898	5.47%
Total interest earning assets (4)	3,104,776	113,076	3.70%	2,689,329	110,243	4.16%	2,354,334	110,947	4.76%
Other earning assets	15,043			13,103			12,421
Non-earning assets	208,665			207,590			202,810
Total assets	$3,328,484			$2,910,022			$2,569,565

Liabilities and shareholders' equity
Interest bearing deposits:
Demand deposits	$143,171	$331	0.23%	$121,867	$278	0.23%	$106,849	$316	0.30%
NOW	597,992	444	0.07%	497,984	388	0.08%	444,619	524	0.12%
Savings accounts	427,803	240	0.06%	336,620	221	0.07%	289,727	308	0.11%
Money market	140,365	111	0.08%	124,755	128	0.10%	124,625	181	0.15%
Certificates of deposit<$100,000	70,692	190	0.27%	77,119	326	0.42%	88,792	1,035	1.17%
Certificates of deposit>$100,000	262,512	849	0.32%	359,687	2,361	0.66%	396,465	7,896	1.99%
Brokered deposits	81,041	225	0.28%	36,071	246	0.68%	48,392	1,120	2.31%
Total interest bearing deposits	1,723,576	2,390	0.14%	1,554,103	3,948	0.25%	1,499,469	11,380	0.76%
Borrowed funds:
Federal funds purchased	1,561	1	0.06%	1,918	4	0.21%	313	1	0.32%
Repurchase agreements	70,443	210	0.30%	34,614	137	0.40%	22,090	88	0.40%
Short term borrowings	3,625	2	0.06%	54,244	102	0.19%	13,229	273	2.06%
Long term debt	13,351	468	3.51%	—	—	—	—	—	—
TRUPS	35,208	979	2.78%	35,031	1,217	3.47%	34,853	1,836	5.27%
Total borrowed funds	124,188	1,660	1.34%	125,807	1,460	1.16%	70,485	2,198	3.12%
Total interest bearing liabilities	1,847,764	4,050	0.22%	1,679,910	5,408	0.32%	1,569,954	13,578	0.86%
Noninterest bearing demand deposits	1,064,119			862,274			664,061
Other liabilities	59,723			39,510			41,563
Shareholders' equity	356,878			328,328			293,987
Total liabilities and shareholders' equity	$3,328,484			$2,910,022			$2,569,565

Interest income/interest earning assets			3.70%			4.15%			4.76%
Interest expense/interest earning assets			0.14%			0.20%			0.58%
Net interest income and margin(5)		$109,026	3.56%		$104,835	3.95%		$97,369	4.19%

(1)	Average balances are obtained from the best available daily or monthly data and are net of deferred fees and related direct costs.
(2)	Yields and net interest margin have been computed on a tax equivalent basis.
(3)	Loans are gross of the allowance for possible loan losses. Net loan fees have been included in the calculation of interest income. Net loan fees and loan acquisition FMV amortization were $4.2 million, $1.9 million, and $(0.4) million for the years ended December 31, 2021, 2020, and 2019 respectively.
(4)	Non-accrual loans are slotted by loan type and have been included in total loans for purposes of total interest earning assets.
(5)	Net interest margin represents net interest income as a percentage of average interest-earning assets (tax-equivalent).

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